Exhibit 99.1

Farmer Bros. Co. Names Barry Fischetto as Senior Vice President of Operations

TORRANCE, Calif.--(GLOBE NEWSWIRE) — December 3, 2014--Farmer Bros. Co. (NASDAQ: FARM) today announced that Barry Fischetto joined the Company effective December 2, 2014, as Senior Vice President of Operations, reporting to Mike Keown, the Company’s President and Chief Executive Officer.

Mr. Fischetto, 46, brings to Farmer Bros. Co., a wealth of experience in strategic planning, operations management, process/cost rationalization, supply chain management and process improvements. From 2013 to August, 2014, he served as Chief Operating Officer of SK Food Group, a subsidiary of Premium Brands Holdings Corporation (TSX: PBH), a producer, marketer and distributor of branded specialty food products, traded on the Toronto Stock Exchange. Under Mr. Fischetto’s leadership, SK Food Group developed a company-wide process reliability platform and completed a new facility build-out.

From 2010 to 2013, Mr. Fischetto served as Chief Operating Officer and from 2007 to 2010 as Senior Vice President at Millard Refrigerated Services, Inc. (“Millard”), a privately-held temperature controlled supply chain solutions company, leading a 38-facility workforce with process improvements and best-in-class service levels to provide scalable process reliability. Prior to joining Millard, Mr. Fischetto held leadership positions with increasing responsibilities in supply chain management and continual process improvement with ConAgra Foods, Inc. and Nabisco Biscuit Company. Mr. Fischetto earned his MBA in Operations Management from Long Island University, New York and his BS in Business Management from St. Thomas Aquinas College, New York.

“We are delighted to welcome Barry to the Farmer Brothers leadership team. He joins us at an exciting time in our growth, bringing his results-driven supply chain/growth expertise and enthusiasm to lead our operations team,” said Mr. Keown.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants ("QSR's"), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Torrance, Calif., Farmer Bros. Co. generated net sales of over $500 million in fiscal 2014 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers™, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™ and McGarvey™. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Source: Farmer Bros. Co.
Mark Nelson (310) 787-5241

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